Exhibit 99.6

Consent to be Named as a Director

I hereby consent to serve as a director of StoneBridge Acquisition Corporation/DigiAsia Corp. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

Date: June 23, 2023

Name: Kenneth Sommer

Signature: /s/ Kenneth Sommer